Exhibit 4.1
GLG PARTNERS, INC., as Company
THE BANK OF NEW YORK MELLON, as Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of
October 14, 2010
to
INDENTURE
Dated as of
May 15, 2009
5.00% Dollar-Denominated Convertible Subordinated Notes due May 15, 2014

FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE, dated as of October 14, 2010, between GLG Partners, Inc., a Delaware corporation (the “Company”), having its principal executive office at 399 Park Avenue, 38th Floor, New York, New York, 10022, and The Bank of New York Mellon, as trustee hereunder (the “Trustee”).
WITNESSETH
     WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of May 15, 2009 (the “Indenture”), pursuant to which the Company issued $228,500,000 aggregate principal amount of its 5.00% Dollar-Denominated Convertible Subordinated Notes due May 15, 2014 (the “Notes”), all of which remain outstanding as of the date hereof;
     WHEREAS, the Notes have not been registered with the SEC, and the Indenture has not been qualified pursuant to the Trust Indenture Act;
     WHEREAS, the Company is party to that certain Agreement and Plan of Merger dated as of May 17, 2010, as amended by Amendment No. 1 thereto, dated as of August 19, 2010 (the “Merger Agreement”), among Man Group plc, a public limited company existing under the laws of England and Wales (“Parent”), Escalator Sub 1 Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and each issued and outstanding share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), will be converted into the right to receive $4.50 in cash, without interest (the “Merger Consideration”);
     WHEREAS, Section 10.01 of the Indenture permits the Company to merge with and into another Person so long as certain conditions have been met;
     WHEREAS, Section 13.05(o) of the Indenture provides, among other things, that in the case of any merger of the Company with another Person as a result of which holders of Common Stock are entitled to receive cash, securities or other property or assets (“Reference Property”) with respect to or in exchange for such Common Stock, the Company or the successor or purchasing Person, as the case may be, shall execute with the Company and the Trustee a supplemental indenture providing for the conversion of the Notes as set forth in the Indenture into the Reference Property;
     WHEREAS, Section 9.01(j) of the Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of any Holder to make provision with respect to matters arising under the Indenture that do not adversely affect the interests of the Holders of any Notes then outstanding in any material respect; and
     WHEREAS, all other acts and proceedings required by law and conditions precedent required by the Indenture to be met and which are necessary to authorize the execution and delivery of this First Supplemental Indenture and to make this First Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been done or performed;
     NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders, as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01. Definitions. Each capitalized term used herein and not otherwise defined herein shall have the meaning attributed thereto in the Indenture.
ARTICLE 2
CONVERSION OF NOTES
     Section 2.01. Conversion of Notes. Pursuant to Section 13.05(o) of the Indenture, from and after the effective time of the Merger, and subject to and upon compliance with the provisions of the Indenture, each $1,000 principal amount of Notes shall be, at the option of a Holder thereof, convertible into the amount of cash equal to the Merger Consideration multiplied by the Applicable Conversion Rate. The adjustments provided for in Section 13.05 of the Indenture shall apply as nearly equivalent as may be practical as those that applied immediately prior to the Merger.
ARTICLE 3
CONCERNING THE TRUSTEE
     Section 3.01. Trustee’s Acceptance. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.
     Section 3.02. Responsibility for Recitals, etc. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity or sufficiency of this First Supplemental Indenture.
     Section 3.03. Indemnification. The Company agrees to indemnify the Trustee (which for purposes hereof shall be deemed to include its officers, directors, employees and agents) for any loss, claim or expense of any kind arising out of or in connection with entering into this First Supplemental Indenture, the Merger and the conversion of Notes in connection therewith and the Merger Consideration to the same extent as provided under the Indenture.

ARTICLE 4
MISCELLANEOUS
     Section 4.01. Effectiveness. Notwithstanding anything contained in this First Supplemental Indenture to the contrary, none of the provisions of this First Supplemental Indenture will become effective or be of any force or effect until the effective time of the Merger.
     Section 4.02. Execution of First Supplemental Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.
     Section 4.03. Conflict with Trust Indenture Act. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.
     Section 4.04. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 4.05. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed.

GLG PARTNERS, INC.
By:	/s/ Alejandro R. San Miguel
	Name:	Alejandro R. San Miguel
	Title:	General Counsel and Corporate Secretary

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Noora Pahkala
	Name:	Noora Pahkala
	Title:	Senior Associate

[Signature Page to First Supplemental Indenture]